UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Mammoth Energy Services, Inc.

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14201 Caliber Drive Suite 300
Oklahoma City, Oklahoma

NOTICE OF 2019 ANNUAL STOCKHOLDERS MEETING and PROXY STATEMENT Wednesday June 5, 2019 10:00 a.m. local time Four Points Sheraton Quail Springs 3117 NW 137th Street Oklahoma City, Oklahoma 73134
April 26, 2019

Dear Mammoth Energy Services, Inc. Stockholder:

On behalf of your board of directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at 3117 NW 137th Street, Oklahoma City, OK 73134 on Wednesday, June 5, 2019, at 10:00 a.m.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting in person, we urge you to grant your proxy to vote your shares by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials that you received, or if you requested to receive a paper copy of the proxy card, to mark, date, sign and return the proxy card in the envelope provided. Please note that submitting a proxy will not prevent you from attending the meeting and voting in person. Please note, however, if a broker or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from that registered holder a proxy card issued in your name.

You will find information regarding the matters to be voted on at the meeting in the proxy statement. In addition to the formal items of business to be brought before the meeting, there will be a report on our operations, followed by a question and answer period. Your interest in Mammoth Energy Services, Inc. is appreciated. We look forward to seeing you on June 5, 2019.

Sincerely,

/s/ Marc McCarthy
Chairman of the Board

Mammoth Energy Services, Inc.
14201 Caliber Drive Suite 300
Oklahoma City, Oklahoma

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2019

To the Stockholders of Mammoth Energy Services, Inc.:
The Annual Meeting of Stockholders of Mammoth Energy Services, Inc. will be held on June 5, 2019 at 10:00 a.m., local time, at 3117 NW 137th Street, Oklahoma City, OK 73134, for the following purposes:

1.	To elect seven directors to serve until the Company’s 2020 Annual Meeting of Stockholders;

2.	To hold an advisory vote on the Company’s executive compensation;

3.	To hold an advisory vote on the frequency of holding an advisory vote on the Company’s executive compensation;

4.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2019; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
We are providing access to our proxy materials, including this proxy statement and our 2018 Annual Report to Stockholders, over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. The notice contains instructions on how to access those proxy materials over the Internet, as well as instructions on how to request a paper or email copy of our proxy materials. Those stockholders who request a paper copy of our proxy materials as provided in the Notice of Internet Availability will receive such proxy materials by mail. This electronic distribution process reduces the environmental impact and lowers the costs of printing and distributing our proxy materials.

Your vote is important. Please carefully consider the proposals and vote in one of these ways:

•	Follow the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card to vote through the Internet;

•	Follow the instructions on the proxy card to vote by phone;

•	If you request to receive a paper copy of our proxy materials, mark, sign, date and promptly return the proxy card in the postage-paid envelope; or

•	Submit a ballot at the Annual Meeting.
Only stockholders of record at the close of business on April 12, 2019 or their proxy holders may vote at the meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2019. This proxy statement and the Company’s 2018 Annual Report to Stockholders are available on the Company’s website at www.investorvote.com/TUSK.

By Order of the Board of Directors,
                                    /s/ Mark Layton
Chief Financial Officer and Secretary

The Notice of Internet Availability of Proxy Materials is first being mailed to stockholders on April 26, 2019.

Mammoth Energy Services, Inc.
14201 Caliber Drive Suite 300
Oklahoma City, Oklahoma

PROXY STATEMENT

About the Annual Meeting
Who is soliciting my vote?
The board of directors of Mammoth Energy Services, Inc., which we refer to as “Mammoth,” the “Company” and “we” in this proxy statement, is soliciting your vote at the 2019 Annual Meeting of Stockholders.
What am I voting on?
You are voting on:

•	The election of directors (see Proposal 1 beginning on page 6);

•	Approving, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement (see Proposal 2 on page 33);

•
Approving, on an advisory basis, the frequency of holding an advisory vote on the compensation paid to the Company’s named executive officers at an interval of “every year,” “every two years” or “every three years” (see Proposal 3 on page 34);

•	The ratification of Grant Thornton LLP as our independent auditors for the fiscal year ending December 31, 2019 (see Proposal 4 beginning on page 35); and

•	Any other business properly coming before the meeting.
How does the board of directors recommend that I vote my shares?
Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy or proxy card will vote in accordance with the recommendations of our board of directors. The board of directors’ recommendation can be found with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

•	FOR the proposal to elect nominated directors;

•	FOR approving, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement (see page 33);

•	FOR holding an advisory vote on the compensation paid to the Company’s named executive officers at an interval of “every year” (see page 34); and

•	FOR the proposal to ratify Grant Thornton LLP as the Company’s independent auditors for 2019.
Who is entitled to vote?
You may vote if you were the record owner of our common stock as of the close of business on April 12, 2019. Each share of common stock is entitled to one vote. As of April 12, 2019, we had 44,876,649 shares of common stock outstanding and entitled to vote. There is no cumulative voting.
How many votes must be present to hold the meeting?
Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly grant your proxy by telephone, Internet or mail. In order for us to hold our meeting, holders of a majority of the voting power of our outstanding shares of common stock as of the close of business on April 12, 2019 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.
What is a broker non-vote?
If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may not vote on that proposal. This is known as a broker non-vote. No broker may vote your shares without your specific instructions on any of the proposals to be considered at the Annual Meeting other than the ratification of our independent auditors.

How many votes are needed to approve each of the proposals?
The seven nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors. This is called plurality voting. Unless you indicate otherwise, the persons named as your proxies will vote your shares FOR all the nominees for director named in Proposal 1.
Proposals 2 and 4 requires the affirmative “FOR” vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.
With respect to Proposal 3 to approve, on an advisory basis, the frequency of holding an advisory vote on the Company’s executive compensation, stockholders will be able to choose among four options, namely whether future stockholder votes to approve executive compensation should occur every year, every two years or every three years, or whether the stockholder abstains from voting. The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, in favor of one of the voting options contemplated by Proposal 3 is required to approve, on an advisory basis, Proposal 3. If one of the voting options is not adopted by the required vote of the stockholders, our board of directors will evaluate the votes cast for each of the voting options and will deem the voting option receiving the greatest number of votes to be the voting option approved by the stockholders.
Except with respect to the proposal to ratify our independent auditors, where broker non-votes will be counted, only votes for or against these proposals will be counted as votes cast and abstentions and broker non-votes will not be counted for voting purposes.

How do I vote?
You can vote either in person at the meeting or by proxy without attending the meeting.
To vote by proxy, you may vote by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials or proxy card, or, if you request to receive a paper copy of the proxy card, by returning a signed, dated and marked proxy card. If you are a registered holder or hold your shares in street name, votes submitted by Internet or telephone must be received by 1:00 a.m. central time on June 5, 2019.
Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.
Can I change my vote?
Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Voting by telephone or Internet at a later date, but prior to the deadline for telephonic and Internet voting specified in the Notice of Internet Availability or the proxy card;

•	If you requested to receive a paper copy of the proxy card, returning to us a completed proxy card properly signed and bearing a later date prior to the meeting;

•	Sending our Corporate Secretary a written document revoking your earlier proxy; or

•	Voting again at the meeting.
However, if your shares are held in street name by a broker or other nominee, you must contact your broker or such other nominee to revoke your proxy.
Who counts the votes?
We have hired Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by telephone, Internet, mail or ballot. Employees of Computershare Trust Company, N.A. will act as inspectors of election.
Will my vote be confidential?
Yes. As a matter of Company policy, proxies, ballots and voting tabulations that identify individual stockholders are treated as confidential. Only the tabulation agent and the inspectors of election have access to your vote. Directors and employees of the Company may see your vote only if there is a contested proxy solicitation, as required by law or in certain other special circumstances.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?
If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.
If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. The ratification of Grant Thornton LLP as our independent auditors for 2019 is considered routine. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker may not vote on that proposal. This is a broker non-vote.
The proposals to elect directors, to approve, on an advisory basis, the Company’s executive compensation and to approve, on an advisory basis, the frequency of holding an advisory vote on the Company’s executive compensation are not considered routine. As a result, no broker may vote your shares on these proposals without your specific instructions.
How are votes counted?
In the election of directors contemplated by Proposal 1, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For Proposals 2 and 4 you may vote “FOR,” “AGAINST” or “ABSTAIN.” To approve, on an advisory basis, the frequency of holding an advisory vote on the Company’s executive compensation contemplated by Proposal 3, you may vote in favor of holding such advisory vote every year, every two years or every three years or may “ABSTAIN” from the vote.
What if I return my proxy but don’t indicate my vote on the matters listed on my proxy card?
If you return a signed proxy card without indicating your vote, your shares will be voted FOR the director nominees listed on the card and FOR the ratification of Grant Thornton LLP as our independent auditors for 2019.
What if I submit my proxy but don’t indicate my vote on the proposals?
If you submit a proxy by telephone or Internet, or if you request a paper copy of our proxy materials and return a signed proxy card by mail, in each case without indicating your vote, your shares will be voted FOR the director nominees listed on the card, FOR approving, on an advisory basis, the Company’s executive compensation as described in this proxy statement, FOR approving, on an advisory basis, of holding an advisory vote on the Company’s executive compensation every year and FOR the ratification of Grant Thornton LLP as our independent auditors for 2019.
Could other matters be decided at the Annual Meeting?
We have not received any stockholder proposals and are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment.
Who can attend the meeting?
The Annual Meeting is open to all holders of our common stock.
What do I need to bring to attend the Annual Meeting?
You will need proof of ownership of our common stock to enter the meeting. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF OUR STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.
What are the directions to the Annual Meeting location?
The Annual Meeting will be held at 3117 NW 137th Street, Oklahoma City, OK 73134. From the Will Rogers World Airport, proceed north on Highway 74 and exit on Memorial Road (East) to Quail Springs Parkway. Turn left onto Quail Springs Parkway. Continue under the turnpike, turn right onto 137th Street. The Four Points by Sheraton hotel is located ahead on the left. Please note that there may be construction along this route and it is subject to detours.
How can I access the Company’s proxy materials and annual report electronically?
This proxy statement and the Company’s 2018 Annual Report to Stockholders are available at www.investorvote.com/TUSK.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?
We are providing access to our proxy materials, including this proxy statement and our 2018 Annual Report to Stockholders, over the Internet in accordance with the rules of the Securities and Exchange Commission, or the SEC. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. Your Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials by mail.
Our proxy materials are also available at www.investorvote.com/TUSK.
How can I request a full set of proxy materials?
You may request, without charge, a full set of our proxy materials, including our 2018 Annual Report to Stockholders, for one year following the annual meeting of stockholders. If a broker or other nominee holds your shares of record, you may request a full set of our proxy materials by following the instructions contained in the Notice of Internet Availability of Proxy Materials that you received.

Board of Directors Information

What is the makeup of the board of directors and how often are the members elected?

Our board of directors consists of seven members who are elected annually. Four of these directors are independent under the Nasdaq listing standards.

What if a nominee is unable or unwilling to serve?

That is not expected to occur. If it does, shares represented by proxies will be voted for a substitute nominated by the board of directors.

How are directors compensated?

Members of our board of directors who are also officers or employees of our company do not receive compensation for their services as directors.

Our non-employee directors are entitled to receive an annual retainer in the amount of $60,000, plus an additional annual payment of $20,000 for the chairperson and $15,000 for each other member of the Audit Committee and $15,000 for the chairperson and $10,000 for each other member of the Compensation Committee, with such amounts paid in quarterly installments. We also provided our non-employee directors with equity compensation under our Equity Incentive Plan as additional compensation and incentive. On the date of each annual meeting of stockholders, each of our non-employee directors receives an annual equity award with a value of $100,000 that vest on the earlier of the first anniversary of the grant date or the next annual meeting of stockholders.

We provide liability insurance for our directors and officers at a current annual cost of approximately $530,000. In addition, our certificate of incorporation sets forth limitations on our directors’ liability to our stockholders. Further, our bylaws contain indemnification and advancement of expenses provisions for the benefit of our directors and officers.

How often did the board of directors meet in 2018?

The board of directors met five times and held one telephonic meeting during the year ended December 31, 2018, as well as took action by written consent. Each director attended all of the meetings of the board of directors and the meetings of the committees on which he served. During 2018, our non-management directors met in executive sessions four times.

Election of Directors and Director Biographies

(Item 1 on the Proxy Card)

Who are this year’s nominees?

The directors standing for election this year to hold office until the 2020 Annual Meeting of Stockholders and until each such director’s successor is elected are:

Marc McCarthy, age 48. Marc McCarthy has served as Chairman of the Board of Directors since our formation in June 2016, and served as Chairman of the Board of Directors of the company that was the general partner of Mammoth Energy Partners LP, or Mammoth Partners, from September, 2014 until October 2016. Mr. McCarthy is a Partner at Wexford Capital LP, or Wexford Capital, having joined Wexford in June 2008. Mr. McCarthy served as a director of Penn Virginia Corporation, an independent exploration and production company, from September 2016 to March 2018. Mr. McCarthy served as a director of Coronado Midstream LLC, a private gas gathering and processing operation in Midland, TX from October 2012 until March 2014. From September 2009 until June 2013, Mr. McCarthy served as Chairman of the Board and a director of EPL Oil & Gas, Inc., an independent oil and natural gas exploration and production company. He also served on the Nominating and Governance Committee of EPL Oil & Gas, Inc. Before joining Wexford, Mr. McCarthy was a Senior Managing Director at Bear Stearns & Co., Inc. within its Global Equity Research Department having joined in 1997. Prior to 1997, he worked in equity research at Prudential Securities, also following the oil and gas sector. Mr. McCarthy is a Chartered Financial Analyst and received a B.A. in Economics from Tufts University. We believe Mr. McCarthy’s experience as a director of both publicly-traded and private oil and gas companies, as well as his experience in evaluating financial, strategic and operational aspects of companies in the oil and natural gas industry at Wexford, qualifies him for service as a member of our board of directors.

Arty Straehla, age 65. Arty Straehla has served as our Chief Executive Officer and as a member of our board of directors since our formation in June 2016. Mr. Straehla served as the Chief Executive Officer of the general partner of Mammoth Partners from February 2016 until October 2016. Prior to joining our company, Mr. Straehla was employed as Chief Executive Officer by Serva Group LLC, an oilfield equipment manufacturer, from July 2010 to January 2016. Mr. Straehla was employed by Diamondback Energy Services, Inc. an oilfield services company, from January 2006 to November 2008, where his last position was Chief Executive Officer. In December 2005, Mr. Straehla completed a 26-year career with the Goodyear Tire and Rubber Co. where his last position was the director of consumer tire manufacturing for the North American consumer tire operations. In this capacity, Mr. Straehla oversaw eight tire plants with 12,000 employees, a $2.5 billion operating budget, a $115.0 million capital expenditures budget and a production capacity of 100 million tires per year. Mr. Straehla holds a Bachelor of Science degree in Secondary Education and a Master of Arts degree in History from Oklahoma State University. Mr. Straehla also has a Master of Business Administration degree from Oklahoma City University. We believe Mr. Straehla’s executive management experience and broad knowledge of oilfield services, manufacturing and oil and natural gas industries qualify him for service as a member of our board of directors.

Arthur Amron, age 62. Arthur Amron has served as a director of the Company since January 2019. Mr. Amron is a Partner at Wexford Capital and serves as its General Counsel. Mr. Amron has served on the board of directors of Nephros, Inc., a commercial stage medical device and commercial products company, since September 2007. Mr. Amron also served on the board of directors of the general partner of Rhino Resource Partners LP, or Rhino, a diversified energy limited partnership focused on coal and energy related assets and activities, from January 2010 until the sale of Wexford Capital’s interest in Rhino to Royal Energy Resources, Inc. in March of 2016. From 1991 to 1994, Mr. Amron was an Associate at Schulte Roth & Zabel LLP, specializing in corporate and bankruptcy law and, from 1984 to 1991, Mr. Amron was an Associate at Debevoise & Plimpton LLP specializing in corporate litigation and bankruptcy law. Mr. Amron holds a J.D. from Harvard University, a B.A. in Political Theory from Colgate University and is a member of the New York Bar. We believe Mr. Amron's legal training and extensive transactional experience, as well as his experience serving on boards of directors of other public companies qualify him for service as a member of our board of directors.

Paul Heerwagen, age 34. Paul Heerwagen has served as a director of the Company since January 2017. Mr. Heerwagen serves as Senior Vice President of Corporate Development and Strategy for Gulfport Energy Corporation, or Gulfport, an independent oil and natural gas exploration and production company. Since joining Gulfport in May 2007, Mr. Heerwagen has served in multiple roles, including as the Director of Investor Relations and Corporate Affairs.  In addition, Mr. Heerwagen was involved in the formation of the Stingray entities in 2012 where he served as their President from 2012 to 2014 and oversaw their business operations. Mr. Heerwagen holds a Bachelor of Science degree in Finance from Oklahoma State University. We believe Mr. Heerwagen's corporate strategic planning experience and his experience in the oil and natural gas industry, in particular his experience in the oilfield services business through his prior position with the Stingray entities (which are now our subsidiaries), qualifies him for service as a member of our board of directors.

James Palm, age 74. James Palm has served as a director of the Company since June 2017. Mr. Palm most recently served as a director of Gulfport from February 2006 and as Chief Executive Officer of Gulfport from December 2005, in each case until his retirement in February 2014. Prior to joining Gulfport, Mr. Palm pursued oil and gas investments primarily in Oklahoma, the Texas Panhandle and Kansas as the manager and owner of Crescent Exploration, LLC, a company he founded in 1995. Mr. Palm currently serves as a member of the Industry Advisory Committee of the Oklahoma Corporation Commission. From October 2001 through October 2003, Mr. Palm served as the Chairman of the Oklahoma Energy Resources Board. From 1997 through 1999, Mr. Palm served as the President of the Oklahoma Independent Petroleum Association. Mr. Palm received a Bachelor of Science degree in Mechanical Engineering in 1968, and a Master's in Business Administration in 1971, both from Oklahoma State University. We believe that Mr. Palm’s experience in the oil and natural gas industry, as well as his prior management experience, qualifies him for service as a member of our board of directors.

Matthew Ross, age 65. Matthew Ross has served as a director of the Company since November 2016. He served as Deputy General Counsel of Deloitte LLP from September 1990 until his retirement in May 2016. In addition, from November 2002 to May 2016, Mr. Ross served as a member of the board of directors of a global captive insurance company, where he chaired the investment committee and was a member of the underwriting committee. Prior to joining Deloitte, from September 1984 to September 1990, Mr. Ross was Associate General Counsel at KPMG and, from September 1978 to September 1984, a corporate attorney at Cravath, Swaine & Moore LLP, where he practiced securities, banking and financing law. Mr. Ross is a member of the advisory board of East End Financial Group. Mr. Ross holds a Bachelor of Science degree in Economics (summa cum laude) from The Wharton School at the University of Pennsylvania and a Doctor of Jurisprudence degree from the University of Virginia Law School. We believe Mr. Ross’s management experience and financial background, combined with his experience in advising on a broad range of legal matters, qualifies him for service as a member of our board of directors.

Arthur Smith, age 66. Arthur Smith has served as a director of the Company since our IPO in October 2016. He founded Triple Double Advisors, LLC, an investment advisory firm focusing on the energy industry, in 2007 and is its President and Managing Member, a position he has held since August 2007. Mr. Smith was Chairman and Chief Executive Officer of John S. Herold, Inc., an independent energy research firm, from 1984 until the firm was merged into IHS, Inc. in 2007. Prior to that, Mr. Smith was an energy equity analyst at Oppenheimer & Co., Inc. (1982-1984), The First Boston Corp. (1979-1982) and Argus Research Corp. (1976-1979). Since September 2015, Mr. Smith has served on the board of independent crude storage operator, Fairway Energy Partners, LP. Mr. Smith served on the board of directors of Plains All American GP LLC, the general partner of Plains All America Pipeline, L.P., from 1999 until 2010. Mr. Smith is also a former director of PAA Natural Gas Storage, L.P. from April 2010 until December 2013 and Pioneer Southwest Energy Partners, L.P. from May 2008 until December 2013. Mr. Smith is a former director of Pioneer Natural Resources (1993-1998), Cabot Oil & Gas Corporation (1996-2000) and Evergreen Resources, Inc. (2000- 2004), and was a past appointee to the National Petroleum Council. Mr. Smith holds a Bachelor of Administration from Duke University and a Master's of Business Administration from New York University's Stern School of Business. In addition, he holds the Certified Financial Analyst designation. Mr. Smith is a Fellow and active in the National Association of Corporate Directors. We believe that Mr. Smith’s experience with financial matters in the oil and gas industry qualifies him for service as a member of our board of directors.

Investors Rights Agreement

In connection with our IPO, we entered into an investor rights agreement with Gulfport, in which Gulfport, among other things, was granted the right to nominate one of our directors for so long as Gulfport owns 10% or more of our outstanding common stock. Such nominee, if elected to our board of directors, will also serve on each committee of the board of directors so long as he or she satisfies the independence and other requirements for service on the applicable committee. So long as Gulfport has the right to designate a nominee to our board of directors and there is no Gulfport nominee actually serving as our director, Gulfport will have the right to appoint one individual as an advisor to the board of directors who shall be entitled to attend board and committee meetings. Mr. Heerwagen was nominated by Gulfport pursuant to the investor rights agreement.

What does the board of directors recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE DIRECTORS

Corporate Governance Matters and Communications with the Board

Who are our independent directors?
Our board of directors has determined that Messrs. Smith, Ross, Palm and Amron meet the standards regarding independence set forth in the Nasdaq listing standards and are free of any relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as directors of the Company.

Our board of directors has determined that each member of the Audit Committee is independent for purposes of serving on such committee under the Nasdaq listing standards and applicable federal law. In addition, our board of directors has determined that each current member of the Audit Committee is financially literate under the Nasdaq listing standards and that Mr. Smith qualifies as the “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. Our board of directors has also determined that three of the members of the Compensation Committee meet the independence requirements applicable to those committees under the Nasdaq rules. In addition, our board of directors determined that each of these three members of the Compensation Committee is an “outside director” in accordance with Section 162(m) of the Internal Revenue Code and a “non-employee director” in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Prior to June 29, 2018, we were considered to be a controlled company under The Nasdaq Global Select Market rules and were eligible for exemptions from provisions of these rules requiring a majority of independent directors, nominating and corporate governance and compensation committees composed entirely of independent directors and written charters addressing specified matters. We elected to take advantage of these exemptions, except that our board of directors established the Compensation Committee and adopted a written charter for such committee. We will no longer be exempt from these rules and will be required to comply with these provisions upon expiration of a one-year transition period. Currently, each of our board of directors and the Compensation Committee is composed of a majority of independent directors, and we are in full compliance with the Nasdaq transition rules for controlled companies.

Do our non-management directors meet separately without management?

Our non-management directors have the opportunity to meet in an executive session following each regularly scheduled meeting of the board of directors. Our non-management directors met in an executive session on five occasions in 2018.

How can I communicate with the board of directors?

Individuals may communicate with our board of directors or individual directors by writing to Corporate Secretary, Mammoth Energy Services, Inc., 14201 Caliber Drive Suite 300, Oklahoma City, Oklahoma 73134. Our Corporate Secretary will review all such correspondence and forward to our board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, relates to the functions of our board of directors or the compensation committee thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by us and request copies. Concerns relating to accounting, internal control over financial reporting or auditing matters will be immediately brought to the attention of the chairman of the audit committee and handled in accordance with the audit committee procedures established with respect to such matters.

Do directors attend the Annual Meeting?

Recognizing that director attendance at our Annual Meeting can provide our stockholders with an opportunity to communicate with directors about issues affecting the Company, we actively encourage our directors to attend the Annual Meeting of Stockholders. All of our directors attended our 2018 Annual Meeting.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics designed to help directors and employees resolve ethical issues. Our Code of Business Conduct and Ethics applies to all directors and employees, including the Chief Executive Officer, the Chief Financial Officer, controller and persons performing similar functions. The Code of Business Conduct and Ethics covers various topics including, but not limited to, conflicts of interest, fair dealing, discrimination and harassment, confidentiality, compliance procedures and employee complaint procedures and is posted on our website at http://ir.mammothenergy.com/corporate-governance.cfm. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on our website at the address specified above.

Nominating Process For Directors, Director Qualifications and Review of Director Nominees

Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of our board of directors and the evolving needs of our stockholders’ businesses. Four out of the seven directors on our board meet standards of independence under such rules. Our board of directors desires to have members on our board that reflect a range of talents, ages, skills and expertise, particularly in the areas of accounting and finance, management, leadership and energy related industries sufficient to provide sound and prudent guidance with respect to our stockholders’ operations and interests. In addition to the foregoing factors, our board of directors considers diversity in its evaluation of candidates for board membership. Although our board of directors does not have a formal diversity policy, our board believes that diversity with respect to viewpoint, skills and experience should be an important factor in board composition. Our board of directors ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with its periodic review of the composition of the board and the size of the board as a whole.

We also require that the members of our board of directors be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending all meetings of the board of directors and applicable committee meetings. In accordance with its charter, our board of directors periodically reviews the criteria for the selection of directors to serve on our board and recommends any proposed changes to our board of directors for approval.

Our board of directors will consider stockholder nominations for director candidates upon written submission of such recommendation to our Corporate Secretary along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy or information statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by our amended and restated bylaws and the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our board of directors at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our board of directors.

Our board of directors may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, our board of directors will seek to achieve a balance of knowledge, experience and capability on the board. Our board of directors uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current board members, professional search firms and other persons. After completing its evaluation, our board of directors approves the final slate of director nominees.

Our board of directors approved the director nominees submitted for election at this Annual Meeting. Each nominee is a current board member and brings a strong and unique background and set of skills to our board of directors, giving our board of directors as a whole competence and experience in a variety of areas, including corporate governance and board service, executive management, oil and natural gas industry, accounting and finance and risk assessment and management. Specifically, in nominating the current board members for re-election at this Annual Meeting, our board of directors considered such directors’ past service on our board and the information discussed in each of the directors’ individual biographies set forth beginning on page 5 above.

We intend to establish a nominating committee composed entirely of independent directors before the expiration of a one-year transition period established by The Nasdaq Global Select Market for companies that ceased to be controlled companies.

Director Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman of the Board to lead the board in its fundamental role of providing advice to and oversight of management. The Chairman of the Board provides leadership to our board of directors and works with the board of directors to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board sets the board agendas, with the input from other members of the board and our management, facilitates communications among and information flow to directors, has the power to call special meetings of our board of directors and stockholders and presides at meetings of our board of directors and stockholders. The Chairman of the Board also advises and counsels our Chief Executive Officer and other officers.

We believe that our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. We believe that the atmosphere of our board is collegial, that all board members are well engaged in their responsibilities, and that all board members express their views and consider the opinions expressed by other directors. Four out of the seven directors on our board are independent under the Nasdaq listing standards and SEC rules, and Mr. Smith has been appointed as the lead director among our independent directors. In such capacity, Mr. Smith's duties include presiding at all meetings of the board at which the Chairman of the Board is not present, including executive sessions of the independent directors, and serving as a liaison between the Chairman of the Board and the independent directors. We believe that all of our independent directors have demonstrated leadership in business enterprises and are familiar with board processes. Mr. Smith, as the chair of our Audit Committee, oversees the accounting and financial reporting processes, as well as compliance with legal and regulatory requirements.

The Compensation Committee is comprised of three independent directors and one additional director who is the chair of the committee, and is in compliance with Nasdaq transition rules for companies that ceased to be controlled companies. The Compensation Committee oversees the annual performance evaluation of our Chief Executive Officer, Chief Financial Officer and other named executive officers as well as our compensation policies and practices and their impact on risk and risk management.

Committees of the Board of Directors

Our board of directors has the following committees:

Committee	Members	Principal Functions	Number of Meetings in 2018
Audit	Arthur Smith * James Palm Matthew Ross
-Reviews and discusses with management and the independent auditors the integrity of our accounting policies, internal controls, financial statements, accounting and auditing processes and risk management compliance.

-Monitors and oversees our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent auditor.
-Monitors our compliance with legal and regulatory requirements.
-Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
-Reviews and approves related party transactions.
-Appoints, determines compensation, evaluates and terminates our independent auditors.
-Pre-approves audit and permissible non-audit services to be performed by the independent auditors.
-Prepares the report required by the SEC for the inclusion in our annual proxy statement.
seven (7)
Compensation	Marc McCarthy * Arthur Smith James Palm Arthur Amron
-Oversees and administers our executive compensation policies, plans and practices and evaluates their impact on risk and risk management.

-Discharges the board of directors’ responsibilities relating to the compensation of our chief executive officer and other executive officers.

-Administers our equity-based compensation plans, including the grants equity awards under such plans.

-Makes recommendations to the board with respect to director compensation.

-Conducts annual performance evaluation of the committee.

-Reviews disclosure related to executive compensation in our proxy statement.
three (3)
*Committee Chairperson

The charters for our Audit Committee and Compensation Committee can be found on our website at www.mammothenergy.com under the “Corporate Governance” caption. You may also obtain copies of these charters by writing to Corporate Secretary, Mammoth Energy Services, Inc. 14201 Caliber Drive Suite 300, Oklahoma City, Oklahoma, 73134.

Board of Director’s Role in Risk Oversight

As an energy services company, we face a number of risks, including risks associated with supply of and demand for oil and natural gas, volatility of oil and natural gas prices, environmental and other government regulations and taxes, weather conditions, adequacy of our insurance coverage and overall economic environment. Management is responsible for the day-to-day management of risks we face as the company, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight. Our Chairman of the Board meets regularly with our Chief Executive Officer and our Chief Financial Officer to discuss strategy and risks facing the Company. Our executive officers regularly attend the board meetings and are available to address any questions or concerns raised by the board on risk management-related and any other matters. Other members of our management team periodically attend the board meetings or are otherwise available to confer with the board to the extent their expertise is required to address risk management matters. Periodically, our board of directors receives presentations from senior management on strategic matters involving our operations. During such meetings, our board of directors also discusses strategies, key challenges and risks and opportunities for the company with senior management.

While our board of directors is ultimately responsible for risk oversight at the Company, our two committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. Our Compensation Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

Audit Committee Report

The Audit Committee is responsible for providing independent, objective oversight for the integrity of the Company’s financial reporting process and internal control system. Other primary responsibilities of the Audit Committee include the review, oversight and appraisal of the qualifications, independence and audit performance of the Company’s independent registered public accounting firm and providing an open venue for communication among the independent registered public accounting firm, financial and senior management and the board of directors of the Company. A more detailed description of the responsibilities of the Audit Committee is set forth in its written charter, which is posted on our website at www.mammothenergy.com. The following report summarizes certain of the Audit Committee’s activities with respect to its responsibilities during 2018.

Controls and Procedures. Management has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Company in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and includes controls and procedures designed to provide reasonable assurance that information required to be disclosed by us in those reports is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. As of December 31, 2018, management conducted an evaluation of our disclosure controls and procedures. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective to provide reasonable assurance that the information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The audit committee discussed with management and Grant Thornton LLP the quality and adequacy of the Company’s disclosure controls and procedures.

Management has also established and maintains a system of internal controls over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. These internal controls are designed to provide reasonable assurance that the reported financial information is presented fairly, that disclosures are adequate and that the judgments inherent in the preparation of financial statements are reasonable. Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on management’s evaluation under the framework in Internal Control-Integrated Framework, management did not identify any material weaknesses in our internal control over financial reporting and concluded that our internal control over financial reporting was effective as of December 31, 2018, as discussed in more detail in Management’s Report on Internal Control Over Financial Reporting, which was included in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 18, 2019. Our internal control over financial reporting as of December 31, 2018 has been audited by Grant Thornton LLP, as stated in its attestation report, which was included in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 18, 2019. The audit committee reviewed and discussed with management and Grant Thornton LLP the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Discussions with Independent Auditing Firm. The audit committee has discussed with Grant Thornton LLP, independent auditors for the Company, the matters required to be discussed by Rules on Auditing Standard No. 16, Communication with Audit Committees, as amended. The audit committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with that firm its independence from the Company.

Recommendation to the board of directors. Based on its review and discussions noted above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

THE AUDIT COMMITTEE

Arthur Smith, Chairman
James Palm
Matthew Ross

Executive Officers

The following sets forth the name, age, position and biographical information of each individual who is currently serving as our executive officer or had served in such role during 2018.

Name	Age	Position
Arty Straehla	65	Chief Executive Officer and Director
Mark Layton	44	Chief Financial Officer and Secretary
Rusty LaForge(1)	44	Vice President, General Counsel and Assistant Secretary
(1)    Mr. LaForge resigned from his position with the Company effective March 15, 2019.

Biographical information for Mr. Straehla is set forth in this proxy statement under the heading “Election of Directors and
Director Biographies.”

Mark Layton. Mark Layton has served as our Chief Financial Officer since our formation on June 3, 2016 and as our Secretary since our IPO on October 14, 2016. Mr. Layton served as the Chief Financial Officer of the general partner of Mammoth Partners from August 2014 until October 2016. Mr. Layton served as Chief Financial Officer of Stingray Pressure Pumping LLC, a subsidiary of the Company, from January 2014 to August 2014. Mr. Layton was employed from August 2011 through January 2014 by Archer Well Company Inc., an oilfield services company, where his last position was Director of Finance for North America. From September 2009 through August 2011, Mr. Layton was employed by Great White Energy Services, Inc., an oilfield services company, where his last position was Corporate Controller and Director of Financial Reporting. Mr. Layton served as Vice President of Finance of Crossroads Wireless, Inc., a wireless telecommunications service company, from May 2007 through September 2009. From April 2004 through May 2007, Mr. Layton served as the Director of Financial Reporting for Chickasaw Holding Company, a telecommunications service company. He began his career in public accounting with Finley & Cook PLLC. Mr. Layton has a Bachelor of Science degree in Accounting from the University of Central Oklahoma. Mr. Layton is a Certified Public Accountant.

Rusty LaForge. Rusty LaForge served as our Vice President and General Counsel from December 2017 until his resignation in March 2019. Prior to joining our company, Mr. LaForge served as Executive Vice President and General Counsel of Southwest Bancorp, Inc. Prior to that, Mr. LaForge was a partner with the law firm of McAfee & Taft serving as the practice group leader for the firm’s Banking and Financial Institutions practice group, where he concentrated on regulatory and transactional matters affecting banks, bank holding companies, and other financial firms. His career experience includes service as director of investor relations for Guaranty Financial Group and Guaranty Bank, Austin, Texas from May 2007 to August 2009, and as an attorney in the financial services section of the Bracewell & Giuliani LLP law firm. Mr. LaForge earned a bachelor’s degree in accounting from Oklahoma State University in 1998, and graduated from the University of Oklahoma College of Law in 2002. Mr. LaForge is a certified public accountant.

Compensation Discussion and Analysis

Overview

The compensation discussion and analysis set forth below provides an overview of our compensation program, including the objectives and rationale of each element of compensation, for each of our officers below, which we refer to in this proxy statement as our “named executive officers” or “NEOs.” This compensation discussion and analysis also describes the actions and decisions of the compensation committee of our board of directors (as used in this compensation discussion and analysis, the “committee”), and of our board of directors, to the extent applicable, as they relate to our executive compensation decisions.

Named Executive Officer	Position
Arty Straehla	Chief Executive Officer and Director
Mark Layton	Chief Financial Officer and Secretary
Rusty LaForge(1)	Vice President, General Counsel and Assistant Secretary
(1)    Mr. LaForge resigned from his position with the Company effective March 15, 2019.

Executive Summary

Compensation Philosophy

The following sets forth a summary of our executive compensation philosophy:

•	design competitive total compensation programs;

•	motivate employees to deliver outstanding financial and operational performance;

•	set compensation and incentive levels relevant to the market; and

•	provide a meaningful portion of the total compensation to our NEOs in equity.

Elements of Compensation

	Element	Description	Purpose
Fixed	Base Salary	Delivered in cash and evaluated each year based on peer company and survey market data	Provide competitive cash compensation to attract and retain key executive talent
Variable	Annual Bonus	Delivered in cash based on the committee’s evaluation of company and individual performance	Motivate and reward our executives to achieve key short-term financial and operation objectives
	Long-term Incentives	Restricted stock units, which typically vest over a three-year period	Reward creation of long-term stockholder value, encourage long-term retention of executives and along long-term interests of executive with stockholders

2018 Performance Highlights

•
Increased revenue for 2018 by $999 million, or 144%, to $1.7 billion from $691 million for 2017, which increase is primarily attributable to a $858 million increase in infrastructure services revenue, representing 86% of the overall increase in revenue.

•
Executed amendments to the existing contract between our subsidiary, Cobra Acquisitions LLC, or Cobra, with the Puerto Rico Electric Power Authority, or PREPA, for repairs to PREPA’s electrical grid as a result of Hurricane Maria, which increased the total contract value to $945 million from $200 million originally. Cobra performed the full $945 million of services under this contract as of July 21, 2018.

•
Entered into a new contract between Cobra and PREPA and, as of December 31, 2018 and March 8, 2019, Cobra had performed an aggregate of $280 million and $354 million, respectively, of services under the new PREPA contract.

•	Initiated payments of quarterly dividends on our common stock and paid a quarterly dividend of $0.125 per share on August 14, 2018, November 15, 2018 and February 14, 2019.

•
Upgraded our Taylor and Piranha sand facilities, increasing our annual company-wide rated production capacity to approximately 5.7 million tons per year and our annual company-wide functional production capacity to approximately 4.4 million tons per year.

•
Acquired WTL Oil and RTS Energy Services for approximately $6 million and $8 million, respectively, which collectively provide crude oil hauling services in the Permian Basin and mid-continent region and cementing and acidizing services in the Permian Basin.

•	Extended pressure pumping services and sand supply agreements with Gulfport to December 31, 2021.

•	Expanded our oilfield and general construction rental offerings from our core operation located in Ohio, Pennsylvania and West Virginia into Oklahoma.

•	Formed a water transfer business.

•
Amended and restated our credit facility increasing our maximum revolving advance amount at closing to $185 million and providing for the potential to increase the facility by up to an additional $165 million.

•
Expanded our logistics/transmission offerings through Cobra Aviation LLC and formation of a joint venture under the name of Brim Acquisitions LLC with Wexford, which transactions provide vertical integration for our infrastructure subsidiaries via aerial powerline construction services and a platform to pursue additional aviation service opportunities.

Good Corporate Governance

What We Do	What We Don’t Do
Align interests of our executive officers with those of our stockholders by providing a meaningful portion of compensation in the form of long-term equity awards	NO liberal share recycling in our equity incentive plan
Emphasize performance in our bonus awards	NO written employment agreements for NEOs
Provide a competitive compensation package focused on retaining and incentivizing top executive talent	NO severance of change in control agreements, except for double-trigger change of control provisions in our equity award agreements
Regular review of share utilization and dilution when granting equity awards	NO repricing of underwater stock options
Annual advisory “say-on-pay” vote	Limited perquisites for NEOs
Clawback policy that allows us to recover incentive compensation	NO tax gross-ups on perquisites
Engage an independent compensation advisor	NO hedging of our securities by NEOs or directors
NO pledging of our securities by our NEOs or directors, except in certain limited circumstances and subject to prior approval by our compliance officer or the Compensation Committee
NO pension or supplemental executive retirement plans to our current executive officers (except for a our broad-based 401(k) plan)

Determining Executive Compensation

Our Executive Compensation Policy

Our general compensation policy is guided by several key principles:

•	designing competitive total compensation programs to enhance our ability to attract and retain knowledgeable and experienced senior management level employees;

•	motivating employees to deliver outstanding financial performance and meet or exceed general and specific business, operational and individual objectives;

•	setting compensation and incentive levels relevant to the market in which the employee provides service; and

•
providing a meaningful portion of the total compensation to our named executive officers in equity vesting over a three-year period, thus assuring an alignment of interests between our senior management level employees and our stockholders and retention of our top executive talent.

The Role of Our Compensation Committee

This compensation discussion and analysis describes the actions and decisions of the compensation committee of our board of directors, and of our board of directors, to the extent applicable, as they relate to our executive compensation decisions. The compensation committee is primarily responsible for establishing, implementing and monitoring our compensation programs, including those applicable to our named executive officers. In particular, the compensation committee’s current role is to oversee, on behalf of our board of directors, our compensation and benefit plans and policies, review and approve incentive compensation and equity based plans (including establishing, reviewing and approving performance-based cash incentive bonuses and equity grants to our executive officers and directors, as may be applicable) and establish, review and approve annually all compensation decisions relating to our named executive officers, including those with respect to employment agreements, performance targets, severance arrangements, change in control provisions and any special supplemental benefits applicable to our Chief Executive Officer and other executive officers. The compensation committee meets at least annually to review executive compensation programs, approve compensation levels, consider performance targets, review management performance and administer our equity-based and cash incentive compensation plans. The compensation committee operates in accordance with its charter effective October 2016, which sets forth the committee’s powers and responsibilities described in more detail under the heading “Committees of the Board of Directors.”

The Role of Our Compensation Consultant

In January 2019, our compensation committee engaged Pearl Meyer & Partners, LLC, or Pearl Meyer, to conduct a compensation analysis of compensation practices for our named executive officers and to assist the compensation committee in establishing market place compensation levels for such executives. The compensation committee considered any potential conflicts of interest with the compensation consultant and determined that there were no such conflicts of interest. The committee will continue to monitor Pearl Meyer's independence going forward.

The Role of our Chief Executive Officer

Our compensation committee evaluates our Chief Executive Officer based on the Company performance criteria described above, his leadership roles as a member of the board of directors and as our lead representative to the investment community and other related criteria. His total compensation package is ultimately determined by the compensation committee based upon this evaluation and upon input from the compensation consultant, reflecting our Chief Executive Officer’s performance, our Company performance, competitive industry practices and the terms of his employment.

Each year, our Chief Executive Officer evaluates each of the other NEOs and makes compensation recommendations to the compensation committee. In developing his recommendations, the Chief Executive Officer considers each NEO’s individual performances as well as his contribution to the Company performance.

Our Peer Group and Survey Data

The committee annually reviews the compensation of our NEOs relative to the peer group utilized by the compensation committee, based on market information provided by Pearl Meyer. The information provided by Pearl Meyer reflects compensation data from a peer group of publicly-traded companies and from market surveys. The peer group consists of 26 companies in the oilfield services industry and the industrial/infrastructure industry, reflecting our unique composition. The peer group is used to understand and evaluate how certain NEO’s total direct compensation compares with the total direct compensation provided to individuals in similar roles in the peer group of publicly-traded companies. Our compensation committee uses a combination of peer group proxy data and survey data in determining the compensation for our NEOs. The committee does not target a specific level of compensation relative to the market data, however the committee does consider each element of each NEO’s compensation relative to the market median.

The peer group utilized by the committee for 2018 compensation and performance decisions is set forth below:

2018 Compensation Peer Group
Argan, Inc.	Keane Group, Inc.	Quintana Energy Services Inc.
Basic Energy Services, Inc.	Key Energy Services, Inc.	RPC, Inc.
C&J Energy Services, Inc.	MYR Group Inc.	Smart Sand, Inc.
Emerge Energy Services LP	Nine Energy Services, Inc.	Sterling Construction Company, Inc.
Great Lakes Dredge & Dock Corp.	Northwest Pipe Company	Team, Inc.
Gulf Island Fabrication, Inc.	Pioneer Energy Services Corp.	The Goldfield Corporation
Hi-Crush Partners LP	Precision Drilling Corp.	U.S. Silica Holdings, Inc.
Hill International, Inc.	Primoris Services Corp.	VSE Corporation
IES Holdings, Inc.	ProPetro Holding Corp.

Decision Making Process

Our compensation committee determines, in connection with its review of the information provided by Pearl Meyer and subject to the employment terms with our NEOs, the mix of compensation, both among short-term and long-term compensation and cash and non-cash compensation, that it believes are appropriate for each of our named executive officers. In making compensation decisions with respect to each element of compensation, the compensation committee considers numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons at peer group companies;

•	the demand for individuals with the individual’s specific expertise and experience at the time of hire;

•	achievement of individual and company performance goals and other expectations relating to the position;

•	comparison to other executives within our company having similar levels of expertise and experience and the uniqueness of the individual’s industry skills;

•	aligning the compensation of our executives with interests of our stockholder and stockholder value creation; and

•	aligning the compensation of our executives with the performance of our company on both a short-term and long-term basis.

Terms of Employment

The following summarizes the material employment terms we have with our named executive officers. We do not have written employment agreements with our named executive officers.

Arty Straehla. In February 2016, we entered into an oral employment agreement with Arty Straehla, our Chief Executive Officer, providing for an initial annual base salary of $400,000, subject to increases from time to time by the board of directors or the compensation committee. Upon completion of our IPO in October 2016, Mr. Straehla’s annual base salary was increased to $600,000 and he received an award of 250,000 restricted stock units that vests in three substantially equal annual installments beginning on the first anniversary of the grant. Subject to Mr. Straehla’s achievement of certain performance goals determined by the board of directors or the compensation committee, Mr. Straehla is eligible to receive bonuses. Mr. Straehla is entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees. Mr. Straehla’s employment with us is terminable by either party.

Mark Layton. In September 2014, we entered into an oral employment agreement with Mark Layton, our Chief Financial Officer, providing for an initial annual base salary of $225,000. As a result of industry conditions, Mr. Layton’s annual base salary was reduced to $202,500 in September 2015. Upon completion of our IPO in October 2016, Mr. Layton’s annual base salary was increased to $300,000 and he received an award of 15,000 restricted stock units that vests in four equal annual installments beginning on the first anniversary of the grant. Subject to Mr. Layton’s achievement of certain performance goals to be determined by the board of directors or the compensation committee, Mr. Layton is eligible to receive bonuses. In February 2017, Mr. Layton received a cash bonus of $200,000 and an equity incentive award of 40,000 restricted stock units that vests in three substantially equal installments beginning on the first anniversary of the grant. Mr. Layton is entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees. Mr. Layton’s employment with us is terminable by either party.

Rusty LaForge. Mr. LaForge served as our Vice President, General Counsel and Assistant Secretary from December 2017 until his resignation effective March 15, 2019. We were party to an oral employment agreement with Mr. LaForge from December 2017 until his resignation. The employment agreement provided for an annual base salary of $250,000. In February 2018, Mr. LaForge received an equity incentive award of 20,000 restricted stock units, one-third of which vested in February 2019 and the remaining restricted stock units were forfeited by Mr. LaForge in connection with his resignation. Under the terms of his employment, Mr. LaForge was eligible to receive bonuses, subject to Mr. LaForge’s achievement of certain performance goals, as determined by the board of directors or the compensation committee. Mr. LaForge was also entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees. In connection with Mr. LaForge’s resignation, he received all of his accrued and unpaid salary and any other compensation payable to him (including any vacation and sick pay) with respect to services rendered through the effective date of his resignation.

Elements of Compensation

Base Salary

We provide our NEOs and other employees with a base salary to provide a fixed amount of compensation for services during the fiscal year. Base salaries and any increases thereto are subjectively determined by the committee for each of the NEOs on an individual basis, taking into consideration the factors described above, including an assessment of individual contributions to Company performance, length of tenure, compensation levels for comparable positions, internal equities among positions and, with respect to executives other than the CEO, the recommendations of the CEO. In February 2019, the committee reviewed current base salaries and did not recommend any changes to base salaries for our NEOs.

NEO	2018 Base Salary
Arty Straehla	$600,000
Mark Layton	$300,000
Rusty LaForge(1)	$250,000

(1)	Mr. LaForge resigned from his position with the Company effective March 15, 2019.

Annual Bonus

Our annual bonus is designed to incentivize and reward the achievement of Company short-term financial, operational and strategic goals that we believe drive shareholder value, as well as individual performance during the year. Our annual bonus program supports our commitment to motivating our executives to deliver outstanding financial and operational performance. In determining the annual bonus for each NEO, the committee reviews information provided by management with respect to Company performance as well as individual memos prepared at the request of the Committee by each NEO detailing their respective achievements for the year. The committee then discusses Company and individual performance in the context of the information provided by Pearl Meyer, and recommends annual bonus amounts in consideration of the total compensation each NEO will receive. In February 2019, after its review of 2018 Company and individual performance, the committee recommended the following annual bonus amounts for each NEO for fiscal year 2018 performance:

NEO	Annual Bonus for 2018 Performance
Arty Straehla	$1,200,000
Mark Layton	$800,000
Rusty LaForge(1)	$50,000

(1)	Mr. LaForge resigned from his position with the Company effective March 15, 2019.

Long-term Incentives

Our long-term incentive program is designed to provide incentive compensation linked to stockholder value. The committee typically awards long-term incentive compensation in the form of restricted stock units under our 2016 Plan (described in more detail following the compensation discussion and analysis). The restricted stock units typically vest over a three-year period. In determining grants of long-term incentives for the NEOs, the committee reviews Company and individual performance as well as the NEO’s total compensation in light of the market information provided by Pearl Meyer. The committee also considers the restricted stock units awards granted to our NEOs in prior years, including in connection with our IPO in 2016. In February 2018, the committee recommended the following grants of restricted stock units to the NEOs:

NEO	2018 Restricted Stock Units	Target Value of 2018 Awards
Arty Straehla	—	—
Mark Layton	—	—
Rusty LaForge(1)	20,000(1)	$403,000(1)

(1)
Of these restricted stock units, 6,666 vested in February 2019 and the remaining 13,334 restricted stock units, with the grant date fair value of approximately $269,000, were forfeited by Mr. LaForge in connection with his resignation from the Company effective March 15, 2019.

Other Elements of Compensation

401(k) Plan

We have a retirement savings plan in which our named executive officers currently participate. The retirement plan is a tax qualified 401(k) plan that covers all eligible employees including the named executive officers. Prior to October 9, 2015, we made a safe harbor contribution equal to 3% of each eligible employee’s gross annual compensation for the prior calendar year, subject to certain limitations provided by our 401(k) plan and Internal Revenue Service regulations. The safe harbor contributions were made regardless of employee’s deferrals into the plan. All safe harbor contributions made by us on behalf of an eligible employee were 100% vested when contributed. We also have the ability to make an additional, discretionary contribution that is allocated based on each eligible employee’s gross annual compensation for the prior calendar year, but did not make any discretionary contributions in 2016 and 2017. Effective January 1, 2018, we reinstated matching contributions of up to 3% of an eligible employee’s compensation.

Termination and Change of Control Benefits

We do not have written employment agreements or change in control agreements with our Chief Executive Officer and Chief Financial Officer, except that the terms of their respective restricted stock unit awards provide for the acceleration and vesting of such awards upon termination in connection with the change of control of the Company. For a description of our oral agreements with our NEOs, see “-Terms of Employment” above. Additional information regarding termination and change of control benefits for our NEOs, see “Termination and Change of Control Benefits” below.

Perquisites and Other Personal Benefits

The Company provides certain limited perquisites and other personal benefits that we believe to be reasonable and consistent with our overall compensation program to better enable us to attract and retain competent executives for key positions. The committee considers and periodically reviews the levels of perquisites and other personal benefits in establishing the total compensation of our NEOs. During 2018, our NEOs received minimal perquisites that provide value to our business in the form of certain sporting event tickets and 401(k) plan contributions.

Tax Considerations

Section 162(m) of the Code may limit our ability to deduct annual compensation in excess of $1,000,000 that is paid to our CEO and other NEOs. Pursuant to tax law changes effective in 2018, the CFO is included in the executives whose compensation is subject to the limit imposed by Section 162(m), and the exception to Section 162(m)’s $1,000,000 limit for “performance-based compensation” has been eliminated, with the result that, except for “grandfathered” amounts, all taxable compensation paid to our CEO, CFO and other NEOs in 2019 will be subject to the annual $1,000,000 per person limit on deductibility. Although we consider tax deductibility in the design and administration of our executive compensation plans and program, we believe that our interests are best served by providing competitive levels of compensation to our NEOs even if it results in the non-deductibility of certain amounts of compensation under the Code.

Effect of Our Compensation Policies and Practices on Risk and Risk Management

The committee reviews the risks and rewards associated with our compensation policies and programs. The committee believes that such policies and programs encourage and reward prudent business judgment and appropriate risk-taking over the long term and that the Company does not utilize compensation policies and programs creating risks that are reasonably likely to have a material adverse impact on the Company.

Report of the Compensation Committee on Executive Compensation

The compensation committee has reviewed and discussed the foregoing compensation discussion and analysis with management. Based on its review and discussion with management, the compensation committee recommended that the compensation discussion and analysis be included in this proxy statement on Schedule 14A.

Respectfully submitted by the compensation committee:

Marc McCarthy, Chairman
Arthur Smith
James Palm
Arthur Amron

Compensation Committee Interlocks and Insider Participation

No current member of our Compensation Committee has ever been an officer or employee of ours. However, Mr. McCarthy served as an executive officer of the general partner of Mammoth Energy Partners, LP prior to our IPO in October 2016. None of our executive officers serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as member of our board of directors or compensation committee.

2016 Plan

Prior to the completion of our IPO, we did not have any option or other equity incentive plan and there were no options, restricted units or other equity awards outstanding for any of our named executive officers. In connection with and prior to, our IPO, our board of directors adopted, and our stockholders approved, our equity incentive plan as described below. The equity incentive plan is intended to enable us to obtain and retain the services of employees, directors and consultants who will contribute to our long-term success and to provide an additional incentive to our management and directors to continue to grow our business and enhance the share value for our stockholders.

Eligible award recipients are employees, consultants and directors of our company and its affiliates. Incentive stock options may be granted only to our employees. Awards other than incentive stock options may be granted to employees, consultants and directors. The shares that may be issued pursuant to awards consist of our authorized but unissued common stock, and the maximum aggregate amount of such common stock which may be issued upon exercise of all awards under the plan, including incentive stock options, may not exceed 4,500,000 shares, subject to adjustment to reflect certain corporate transactions or changes in our capital structure. At any time after the Company is subject to the deduction limitations under Section 162(m) of the Internal Revenue Code, the maximum number of shares of common stock issuable under our equity incentive plan to any one participant during a calendar year shall not exceed 450,000 shares.

Share Reserve. The aggregate number of shares of common stock initially authorized for issuance under the plan is 4,500,000 shares. However, (i) shares covered by an award that expires or otherwise terminates without having been exercised in full and (ii) shares that are forfeited to, or repurchased by, us pursuant to a forfeiture or repurchase provision under the plan may return to the plan and be available for issuance in connection with a future award.

Administration. Our board of directors (or our compensation committee or any other committee of the board of directors as may be appointed by our board of directors from time to time) administers the plan. Among other responsibilities, the plan administrator selects participants from among the eligible individuals, determines the type of award and the number of shares that will be subject to each award and determines the terms and conditions of each award, including methods of payment, vesting schedules and limitations and restrictions on awards. The board may amend, suspend, or terminate the plan at any time. Amendments will not be effective without stockholder approval if stockholder approval is required by applicable law or stock exchange requirements. Unless terminated earlier, our equity incentive plan will terminate in August 2026.

Stock Options. Incentive and nonstatutory stock options may be granted pursuant to incentive and nonstatutory stock option agreements. Employees, directors and consultants may be granted nonstatutory stock options, but only employees may be granted incentive stock options. The plan administrator determines the exercise price of a stock option, provided that the exercise price of a stock option cannot be less than 100% (and in the case of an incentive stock option granted to a more than 10% stockholder, 110%) of the fair market value of our common stock on the date of grant, except when assuming or substituting options in limited situations such as an acquisition. Unless otherwise specified by the plan administrator in the terms of any option agreement, options granted under the plan vest ratably over a five-year period and have a term of ten years (five years in the case of an incentive stock option granted to a more than 10% stockholder), unless specified otherwise by the plan administrator in the option agreement.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (i) cash or check, (ii) a broker-assisted cashless exercise, (iii) the tender of common stock previously owned by the optionee, (iv) stock withholding and (v) other legal consideration approved by the plan administrator, such as exercise with a full recourse promissory note (not applicable for directors and executive officers).

Unless the plan administrator provides otherwise (solely with respect to inter vivos transfers to certain family members and estate planning vehicles), nonstatutory options generally are not transferable except by will or the laws of descent and distribution. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death. Incentive stock options are not transferable except by will or the laws of descent and distribution.

Restricted Awards. Restricted awards are awards of either actual shares of common stock (e.g., restricted stock awards), or of hypothetical share units (e.g., restricted stock units) having a value equal to the fair market value of an identical number of shares of common stock, that will be settled in the form of shares of common stock upon vesting or other specified payment date, and which may provide that such restricted awards may not be sold, transferred, or otherwise disposed of for such period as the plan administrator determines. The purchase price and vesting schedule, if applicable, of restricted awards are determined by the plan administrator. A restricted stock unit is similar to a restricted stock award except that participants holding restricted stock units do not have any stockholder rights until the stock unit is settled with shares. Stock units represent an unfunded and unsecured obligation for us and a holder of a stock unit has no rights other than those of a general creditor.

Performance Awards. Performance awards entitle the recipient to vest in or acquire shares of common stock, or hypothetical share units having a value equal to the fair market value of an identical number of shares of common stock that will be settled in the form of shares of common stock upon the attainment of specified performance goals. Performance awards may be granted independent of or in connection with the granting of any other award under the plan. Performance goals will be established by the plan administrator based on one or more business criteria specified in the plan that apply to the plan participant, a business unit, or our company and our affiliates. Performance goals will be objective and will be intended to meet the requirements of Section 162(m) of the Code. Performance goals must be determined prior to the time 25% of the service period has elapsed but not later than 90 days after the beginning of the service period. No payout will be made on a performance award granted to a named executive officer unless all applicable performance goals and service requirements are achieved. Performance awards may not be sold, assigned, transferred, pledged or otherwise encumbered and terminate upon the termination of the participant’s service to us or our affiliates.

Stock Appreciation Rights. Stock appreciation rights may be granted independent of or in tandem with the granting of any option under the plan. Stock appreciation rights are granted pursuant to stock appreciation rights agreements. The exercise price of a stock appreciation right granted independent of an option is determined by the plan administrator, but will be no less than 100% of the fair market value of our common stock on the date of grant. The exercise price of a stock appreciation right granted in tandem with an option is the same as the exercise price of the related option. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (i) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (ii) the number of shares of common stock with respect to which the stock appreciation right is exercised. Payment will be made in cash, delivery of stock, or a combination of cash and stock as deemed appropriate by the plan administrator.

Adjustments in capitalization. In the event that there is a specified type of change in our common stock without the receipt of consideration by us, such as pursuant to a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction, appropriate adjustments will be made to the various limits under, and the share terms of, the plan including (i) the number and class of shares reserved under the plan, (ii) the maximum number of stock options and stock appreciation rights that can be granted to any one person in a calendar year and (iii) the number and class of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. In the event of a change in control transaction, or a corporate transaction such as a dissolution or liquidation of our company, or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale in one or a series of related transactions, of all or substantially all of the assets of our company or a merger, consolidation, or reverse merger in which we are not the surviving entity, then all outstanding stock awards under the plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company), or may be canceled either with or without consideration for the vested portion of the awards, all as determined by the plan administrator. In the event an award would be cancelled without consideration paid to the extent vested, the award recipient may exercise the award in full or in part for a period of ten days.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plan as of December 31, 2018:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)
Equity Incentive Plan	434,119	N/A	3,686,812

(1)	Our board of directors adopted, and our stockholders approved, our equity incentive plan in connection with and prior to our IPO.

401(k) Plan

We have a retirement savings plan in which our named executive officers currently participate. The retirement plan is a tax qualified 401(k) plan that covers all eligible employees including the named executive officers. Prior to October 9, 2015, we made a safe harbor contribution equal to 3% of each eligible employee’s gross annual compensation for the prior calendar year, subject to certain limitations provided by our 401(k) plan and Internal Revenue Service regulations. The safe harbor contributions were made regardless of employee’s deferrals into the plan. All safe harbor contributions made by us on behalf of an eligible employee were 100% vested when contributed. We also have the ability to make an additional, discretionary contribution that is allocated based on each eligible employee’s gross annual compensation for the prior calendar year, but did not make any discretionary contributions in 2016 and 2017. Effective January 1, 2018, we reinstated matching contributions of up to 3% of an eligible employee’s compensation.

Compensation Tables

2018 SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation of our named executive officers for the fiscal years ended December 31, 2018, 2017 and 2016. During 2018, we did not have any other executive officers or persons performing similar functions.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Arty Straehla, Chief Executive Officer	2018	$600,000	$1,200,000	$—	$32,087	$1,832,087
	2017	$600,000	$400,000	$—	$27,264	$1,027,264
	2016	$400,770	$—	$3,750,000	$—	$4,150,770

Mark Layton, Chief Financial Officer and Secretary	2018	$300,000	$800,000	$—	$8,250	$1,108,250
	2017	$300,000	$200,000	$847,200	$—	$1,347,200
	2016	$221,626	$350,000	$225,000	$—	$796,626

Rusty LaForge, Vice President, General Counsel and Assistant Secretary(4)	2018	$250,000	$50,000	$ 403,000(4)	$8,250	$711,250

(1)
The amounts awarded to Messrs. Straehla, Layton and LaForge for 2018 and Messrs. Straehla and Layton for 2017 consist of discretionary cash bonuses. The amount awarded to Mr. Layton for 2016 consists of a discretionary bonus of $50,000 and a one-time bonus of $300,000 awarded in connection with the successful completion of our IPO.

(2)
The amounts shown reflect the grant date fair value of restricted stock units granted determined in accordance with FASB ASC Topic 718. See Note 18 to our consolidated financial statements for the fiscal year ended December 31, 2018, included in our Annual Report on Form 10-K, filed with the SEC on March 18, 2019. Details regarding equity awards that are still outstanding can be found in the “Outstanding Equity Awards at Fiscal 2018 Year End” table below.

(3)
The amounts for Mr. Straehla consist of sporting event tickets of $23,837 and 401(k) plan contributions of $8,250 for 2018 and sporting event tickets of $27,264 for 2017. The amounts for Messrs. Layton and LaForge consist of 401(k) plan contributions for 2018.

(4)
Mr. LaForge resigned from his position with the Company effective March 15, 2019. Reflects Mr. LaForge’s award of 20,000 restricted stock units granted on February 20, 2018, of which 6,666 restricted stock units vested in February 2019 and the remaining 13,334 restricted stock units, with the grant date fair value of approximately $269,000, were forfeited by Mr. LaForge in connection with his resignation.

2018 GRANTS OF PLAN-BASED AWARDS
The following table provides information concerning each grant of an award made to our named executive officers in the fiscal year ended December 31, 2018 under any Company plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Arty Straehla, Chief Executive Officer	—	$—	$—	$—	—	—	—	$—
Mark Layton, Chief Financial Officer and Secretary	—	$—	$—	$—	—	—	—	$—
Rusty LaForge, Vice President, General Counsel and Assistant Secretary(2)	2/20/2018	$—	$—	$—	20,000(2)	—	—	$ 403,000(2)

(1)	Reflects restricted stock units subject to time based vesting granted under the 2016 Plan.

(2)
Mr. LaForge resigned from the Company effective March 15, 2019. Reflects Mr. LaForge's award of 20,000 restricted stock units granted on February 20, 2018, of which 6,666 restricted stock units vested in February 2019 and the remaining 13,334 restricted stock units, with the grant date fair value of approximately $269,000, were forfeited by Mr. LaForge in connection with his resignation.

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR-END

The following table provides information concerning equity awards outstanding for our named executive officers at December 31, 2018. During 2018, we did not have any other executive officers or persons performing similar functions.

Name and Principal Position	Grant Date	Share Price At Grant Date ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested(1) ($)
Arty Straehla, Chief Executive Officer(2)	10/19/2016	$15.00	83,334	$1,498,345

Mark Layton, Chief Financial Officer and Secretary(3)	10/19/2016	$15.00	7,500	$134,850
	2/21/2017	$21.18	26,667	$479,473

Rusty LaForge, Vice President, General Counsel and Assistant Secretary(4)	2/20/2018	$20.15	20,000(4)	$ 359,600(4)

(1)	Market value of shares or units that have not vested is based on the closing price of $17.98 per share of our common stock on The Nasdaq Global Select Market on December 31, 2018.

(2)	These restricted stock units vest on October 19, 2019.

(3)
Restricted stock units granted on October 19, 2016 vest on October 19, 2019. Restricted stock units granted on February 21, 2017 vest in two approximately equal annual installments beginning on February 21, 2019.

(4)
Mr. LaForge resigned from the Company effective March 15, 2019. Of these restricted stock units, 6,666 restricted stock units vested on February 20, 2019 and the remaining 13,334 restricted stock units, with the market value of approximately $240,000, were forfeited in connection with his resignation.

2018 OPTION EXERCISES AND STOCK VESTED
The following table provides certain information for the named executive officers on stock option exercises during 2018, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of restricted common stock awards and restricted stock unit awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Arty Straehla, Chief Executive Officer	—	$—	83,333	$2,330,824
Mark Layton, Chief Financial Officer and Secretary	—	$—	16,083	$454,835
Rusty LaForge, Vice President, General Counsel and Assistant Secretary(2)	—	$—	—	$—

(1)	Value realized on vesting is based on the settlement date closing price per share of our common stock on The Nasdaq Global Select Market.

(2)	Mr. LaForge resigned from the Company effective March 15, 2019.

Termination and Change of Control Benefits

We do not have written employment agreements or change in control agreements with our Chief Executive Officer and Chief Financial Officer, except that the terms of their respective restricted stock unit awards provide for the acceleration and vesting of such awards upon termination in connection with the change of control of the Company.

Upon termination for any reason, each of Mr. Straehla and Mr. Layton would be entitled to receive all of his accrued and unpaid salary and any other compensation payable to such executive (including vacation and sick pay) with respect to services rendered through the termination date. As of December 31, 2018, the value of Mr. Straehla and Mr. Layton's respective restricted stock units that would be accelerated and vested upon termination of such executives in connection with the change of control of the Company would have been $1,498,345 and $614,323, respectively, based on the closing value of our stock on December 31, 2018.

2018 DIRECTOR COMPENSATION

The following table contains information with respect to 2018 compensation of our directors who served in such capacity during that year, except that the 2018 compensation of the director who is also our named principal executive officer is disclosed in the 2018 Summary Compensation Table above.

Name	Board & Committee Retainer Fees	Stock Awards(1)(2) ($)	All Other Compensation ($)	Total ($)
Marc McCarthy(3)	$75,000	$163,576	$—	$238,576
Paul Heerwagen(4)	$70,000	$163,576	$—	$233,576
Arthur Smith	$90,000	$163,576	$—	$253,576
Matthew Ross	$75,000	$163,576	$—	$238,576
James Palm	$85,000	$195,357	$—	$280,357

(1)
The amounts shown reflect the grant date fair value of restricted stock units granted determined in accordance with FASB ASC Topic 718. See Note 18 to our consolidated financial statements for the fiscal year ended December 31, 2018, included in our Annual Report on Form 10-K, filed with the SEC on March 18, 2019. As of December 31, 2018, each director had unvested awards of 2,655 restricted stock units outstanding, which will vest on June 5, 2019.

(2)
In addition to the value attributable to the annual director grant of 2,655 restricted stock units received by each non-employee director in June 2018 for the service period from the date of our 2018 Annual Meeting of Stockholders through the date of this Annual Meeting, the amount included for each non-employee director also reflects the value attributable to the restricted stock units that were granted to each such director under our equity incentive plan in February 2018, which we refer to as the transition awards, representing each such director’s annual director grant for the service period beginning on October 20, 2017 and ending on the date of our 2018 Annual Meeting of Stockholders, except for Mr. Palm, whose February 2018 award was pro-rated for the service period beginning on June 26, 2017, the date of Mr. Palm’s appointment as a member of our board of directors, and ending on the date of our 2018 Annual Meeting of Stockholders. The transition awards were made to transition the annual grant date from the anniversary date of our IPO to the date of our annual meeting of stockholders and did not result in the duplication of any director awards. All of the transition awards vested on the date of our 2018 Annual Meeting of Stockholders.

(3)	As required under the terms of his employment with Wexford, Mr. McCarthy’s restricted stock units earned in his capacity as a member of our board of directors were assigned to Wexford.

(4)	As required under the terms of his employment with Gulfport, Mr. Heerwagen’s restricted stock units earned in his capacity as a member of our board of directors were assigned to Gulfport.

Director Compensation

Our non-employee directors are entitled to receive an annual retainer in the amount of $60,000, plus an additional annual payment of $20,000 for the chairperson and $15,000 for each other member of the Audit Committee and $15,000 for the chairperson and $10,000 for each other member of the Compensation Committee, with such amounts paid in quarterly installments. We also provided our non-employee directors with equity compensation under our Equity Incentive Plan as additional compensation and incentive. On the date of each annual meeting of stockholders, our non-employee directors receive an annual equity award with a value of $100,000 that vest on the earlier of the first anniversary of the grant date or the next annual meeting of stockholders.

Stock Ownership

Holdings of Major Stockholder

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2019 of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.

MAJOR STOCKHOLDER TABLE

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Wexford Capital LP	21,988,473 (2)	49.0%
411 West Putnam Avenue
Greenwich, CT 06830
Gulfport Energy Corporation	9,826,893 (3)	21.9%
3001 Quail Springs Parkway
Oklahoma City, OK 73134

(1)	Beneficial ownership is determined in accordance with SEC rules. The percentage of shares beneficially owned is based on 44,876,649 shares of common stock outstanding as of April 1, 2019.

(2)
Based solely on Schedule 13G/A filed jointly with the SEC on February 11, 2019 by MEH Sub LLC (“MEH”), Wexford Capital LP (“Wexford”), Wexford GP LLC (“Wexford GP”), Charles E. Davidson (“Mr. Davidson”) and Joseph M. Jacobs (“Mr. Jacobs”). MEH is a company managed by Wexford. Wexford is an investment advisor registered with the SEC which manages MEH. Wexford GP is the general partner of Wexford. Mr. Davidson and Mr. Jacobs are the managing members of Wexford GP. MEH has shared voting and dispositive power over 21,988,473 shares of common stock. Wexford, Wexford GP, Mr. Davidson and Mr. Jacobs have shared voting and dispositive power over 21,988,473 shares of common stock. Wexford may, by reason of its status as manager of MEH, be deemed to own beneficially the securities of which MEH possesses beneficial ownership. Wexford GP may, as the General Partner of Wexford, be deemed to own beneficially the securities of which MEH possesses beneficial ownership. Each of Mr. Davidson and Mr. Jacobs may, by reason of his status as a controlling person of Wexford GP, be deemed to own beneficially the securities of which MEH possess beneficial ownership. Each of Wexford, Wexford GP, Mr. Davidson and Mr. Jacobs share the power to vote and to dispose of the securities beneficially owned by MEH. Each of Wexford, Wexford GP, Mr. Davidson and Mr. Jacobs disclaim beneficial ownership of the securities owned by MEH except, in the case of Mr. Davidson and Mr. Jacobs, to the extent of their respective interests in the members of MEH.

(3)	Based on Schedule 13D/A filed with the SEC by Gulfport on July 9, 2018, in which it reported sole voting and dispositive power of such shares of common stock, and our records.

Holdings of Officers and Directors

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2019 of shares of our common stock by each of our directors, by each named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Marc McCarthy(2)	—	*
Arty Straehla(3)	103,775	*
Paul Heerwagen(4)	—	*
Arthur Smith(5)	9,580	*
Matthew Ross(5)	9,580	*
James Palm(5)	17,070	*
Arthur Amron(6)	—	*
Mark Layton(7)	30,732	*
Rusty LaForge(8)	6,666	*
Directors and Executive Officers as a Group (7 persons)	177,403	*
*Less than 1%

(1)
Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, shares of common stock subject to any options or restricted stock units held by that person that are exercisable or vested as of April 1, 2019, or exercisable or vesting within 60 days of April 1, 2019, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 44,876,649 shares of common stock outstanding as of April 1, 2019. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options and the vesting of restricted stock units that are not exercisable and/or vested as of April 1, 2019 or within 60 days of April 1, 2019.

(2)
Excludes (i) 12,235 shares of common stock and (ii) 2,655 restricted stock units granted under our equity incentive plan, which will vest on June 5, 2019, all of which were assigned to Wexford under the terms of Mr. McCarthy's employment with Wexford. As a result, Mr. McCarthy disclaims beneficial ownership of these shares of common stock and restricted stock units, except to the extent of any pecuniary interest therein.

(3)
Mr. Straehla holds an aggregate of 1,792 of these securities in three custodial accounts for the benefit of three of his grandchildren over which accounts Mr. Straehla maintains investment control. Excludes 83,334 restricted stock units granted under our equity incentive plan, which will vest on October 19, 2019.

(4)
Excludes (i) 12,235 shares of common stock and (ii) 2,655 restricted stock units granted under our equity incentive plan, which will vest on June 5, 2019, all of which were assigned to Gulfport under the terms of Mr. Heerwagen's employment with Gulfport. As a result, Mr. Heerwagen disclaims beneficial ownership of these shares of common stock and restricted stock units.

(5)	Excludes 2,655 restricted stock units granted under our equity incentive plan, which will vest on June 5, 2019.

(6)
Excludes 1,549 restricted stock units granted under our equity incentive plan, which will vest on June 5, 2019. These restricted stock units have been assigned to Wexford under the terms of Mr. Amron’s employment with Wexford. As a result, Mr. Amron disclaims beneficial ownership of these restricted stock units, except to the extent of any pecuniary interest therein.

(7)
Excludes (i) 7,500 restricted stock units granted under our equity incentive plan, which will vest in two approximately equal annual installments beginning on October 19, 2019, and (ii) 13,334 restricted stock units granted under our equity incentive plan, which will vest on February 21, 2020.

(8)
Mr. LaForge resigned as our Vice President, General Counsel and Assistant Secretary effective March 15, 2019. In connection with his resignation, 13,334 unvested restricted stock units previously granted to him under our equity incentive plan were forfeited.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations of our officers and directors, all Section 16(a) reports for the year ended December 31, 2018 applicable to our officers and directors and such other persons were filed on a timely basis.

Certain Relationships and Related Transactions

Review and Approval of Related Party Transactions

The Audit Committee, as provided in its charter, reviews and approves related party transactions. The Company does not have a formal set of standards to be substantively applied to each transaction reviewed by the Audit Committee. Instead of a formalized policy, related party transactions are reviewed and judgment is applied to determine whether such transactions are in the best interests of the Company. Further, the Company’s Code of Business Conduct and Ethics governs various compliance areas, including conflicts of interest and fair dealings, which are considered in the process of the review and approval of related party transactions.

The Company’s policy is that all of its employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with the Company’s business interest. This policy is included in the Company’s Code of Business Conduct and Ethics posted on its website. Each director and executive officer is instructed to always inform the designated compliance officer when confronted with any situation that may be perceived as a conflict of interest. Only the board of directors or a committee consisting solely of independent directors may grant waivers of the provisions of the Code of Business Conduct and Ethics for the Company’s executive officers and directors. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest.

Further, under the Audit Committee Charter, the Audit Committee is responsible for reviewing and monitoring compliance with our Code of Business Conduct and Ethics and recommending any warranted changes to the board of directors. In addition, the board of directors and, pursuant to its written charter, the Audit Committee, reviews and approves all relationships and transactions in which the Company and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of our voting securities and their family members, have a direct or indirect material interest. The board of directors and the Audit Committee approve only those transactions that, in light of known circumstances, are consistent, or are not inconsistent with, the Company’s best interests, as they determine in the good faith exercise of their discretion.

Registration Rights and Investor Rights Agreements

In connection with the closing of our IPO on October 19, 2016, we entered into two registration rights agreements, one with Mammoth Energy Holdings LLC, or Mammoth Holdings, and the other with Rhino Exploration LLC, or Rhino, pursuant to which Mammoth Holdings and its affiliates have certain demand and “piggyback” registration rights and Rhino has certain “piggyback” registration rights. Further, in connection with our IPO on October 19, 2016, we entered into an investor rights agreement with Gulfport in which Gulfport was granted certain demand and “piggyback” registration rights. Gulfport was also granted certain information rights and the right to nominate one of our directors for so long as Gulfport owns 10% or more of our outstanding common stock. Such nominee, if elected to our board of directors, will also serve on each committee of the board of directors so long as he or she satisfies the independence and other requirements for service on the applicable committee. So long as Gulfport has the right to designate a nominee to our board of directors and there is no Gulfport nominee actually serving as our director, Gulfport will have the right to appoint one individual as an advisor to the board of directors who shall be entitled to attend board and committee meetings. One of our directors, Mr. Heerwagen, was nominated by Gulfport pursuant to the investor rights agreement and elected by our stockholders at the 2018 Annual Meeting of Stockholders to serve until the next annual meeting of our stockholders or until his earlier death, resignation or removal.

Contribution Agreements

On March 20, 2017, as amended and restated on May 12, 2017, we entered into three definitive contribution agreements, one with MEH, Wexford Offshore Sturgeon Corp. (each an affiliate of Wexford), Gulfport, Rhino and Mammoth Energy Partners LLC, referred to as Mammoth Partners LLC, one with MEH, Wexford Offshore Stingray Energy Corp., Gulfport and Mammoth LLC, and the other with MEH, Wexford Offshore Stingray Pressure Pumping Corp., Gulfport and Mammoth Energy Partners LLC, which we collectively refer to as the Contribution Agreements. Under the Contribution Agreements, we agreed to acquire all outstanding membership interests in Sturgeon Acquisitions LLC, or Sturgeon (which owns Taylor Frac, LLC, Taylor Real Estate Investments, LLC and South River Road, LLC, which are collectively referred to as Taylor Frac), Stingray Energy Services LLC, or Stingray Energy, and Stingray Cementing LLC, or Stingray Cementing, respectively, for an aggregate of 7.0 million shares of our common stock valued at approximately $129.5 million based on the closing price of $18.50 per share for our common stock on June 5, 2017. These transactions were completed on June 5, 2017. Taylor Frac owns a sand mine and processing plant. Stingray Energy and Stingray Cementing, combined, offer services in fresh water transfer, equipment rental, re-fueling as well as cementing and operate primarily in the Appalachian basin. We have provided certain management, administrative and treasury functions to Taylor Frac, Stingray Energy and Stingray Cementing since 2014. Prior to our June 5, 2017 acquisition of Taylor Frac in our Sturgeon acquisition, we and Sturgeon were under common control and, as a result, our historical financial information for all periods included in this Annual Report on Form 10-K has been recast to combine Sturgeon's financial results with our financial results as if the acquisition had been effective since Sturgeon commenced operations in September 2014.

As of December 31, 2018, Wexford beneficially owned approximately 49.0% of our outstanding common stock. Our Chairman of the Board currently serves as a Partner at Wexford. As of December 31, 2018, Gulfport beneficially owned approximately 21.9% of our outstanding common stock. Mr. Heerwagen, one of our directors, is Gulfport’s designee to our board of directors under the investor rights agreement described under “Registration Rights and Investor Rights Agreements” above. The shares of our common stock issued to MEH, Gulfport and Rhino under the Contribution Agreements are subject to the registration rights described under “Registration Rights and Investor Rights Agreements” above.

Special committee of our board of directors, comprised entirely of independent directors, reviewed and unanimously recommended the transactions contemplated by the contribution agreements to our board. Evercore Group L.L.C. served as financial advisor to the special committee, and Kramer Levin Naftalis & Frankel LLP served as legal counsel to the special committee.

Joint Venture

On December 21, 2018, Cobra Aviation Services, LLC, or Cobra Aviation, a variable interest entity of a wholly owned subsidiary of Mammoth, acquired all outstanding equity interest in Air Rescue Systems Corporation, or ARS, and purchased two commercial helicopters, spare parts, support equipment and aircraft documents from Brim Equipment Leasing, Inc., or Brim Equipment. Following these transactions, and also on December 21, 2018, Cobra Aviation formed a joint venture with Wexford Partners Investment Co. LLC, or Wexford Investments, an entity controlled by Wexford, named Brim Acquisitions to acquire all outstanding equity interests in Brim Equipment. Cobra Aviation owns a 49% economic interest and Wexford Investment owns a 51% economic interest in Brim Acquisitions, and each member contributed its pro rata portion of Brim Acquisitions' initial capital of $2.0 million. ARS leases a helicopter to Brim Equipment and Cobra Aviation leases the two helicopters purchased as part of these transactions to Brim Equipment under the terms of aircraft lease and management agreements.

Underwritten Secondary Public Offering

On June 29, 2018, Gulfport and certain entities controlled by Wexford, which are referred to herein as the selling stockholders, completed an underwritten secondary public offering of 4,000,000 shares of our common stock at a purchase price to the selling stockholders of $38.01 per share. The selling stockholders granted the underwriters an option to purchase up to an aggregate of 600,000 additional shares of our common stock at the same purchase price. This option was exercised, in part, and on July 30, 2018, the underwriters purchased an additional 385,000 shares of common stock from the selling stockholders at the same price per share. The selling stockholders received all proceeds from this offering. We incurred costs of approximately $1.0 million related to the secondary public offering during the year ended December 31, 2018.

Advisory Services Agreement

We are party to an advisory services agreement with Wexford under which Wexford provides us with general financial and strategic advisory services related to our business in return for an annual fee of $500,000, plus reasonable out-of-pocket expenses. This agreement has a term of two years commencing on the completion of our IPO. The agreement will continue for additional one-year periods unless terminated in writing by either party at least ten days prior to the expiration of the then current term. The agreement may be terminated at any time by either party upon 30 days’ prior written notice. In the event we terminate the agreement, we are obligated to pay all amounts due through the remaining term of the agreement. In addition, in this agreement we have agreed to pay Wexford to-be-negotiated market-based fees approved by our independent directors for such services as may be provided by Wexford at our request in connection with future acquisitions and divestitures, financings or other transactions in which we may be involved. The services provided by Wexford under the advisory services agreement do not extend to our day-to-day business or operations. In this agreement, we have agreed to indemnify Wexford and its affiliates from any and all losses arising out of or in connection with the agreement except for losses resulting from Wexford’s or its affiliates’ gross negligence or willful misconduct. In the event we are dissatisfied with the services provided by Wexford, our only remedy against Wexford will be to terminate the agreement. For the year ended December 31, 2018, we paid Wexford $0.5 million under this advisory services agreement.

Other Agreements with Affiliates

Services and Products We Provide to Affiliates

In September 2014, effective October 1, 2014, Gulfport entered into an amended and restated master services agreement with Stingray Pressure Pumping LLC, or Pressure Pumping, for pressure pumping services. In July 2018, Gulfport and Pressure Pumping entered into an amended agreement, which extended the term of the existing agreement until December 31, 2021, unless it is terminated earlier in accordance with its terms, and expanded the service area to include both Ohio and Oklahoma. Pursuant to this agreement, Pressure Pumping has agreed to provide pressure pumping, stimulation and related completion and rework services to Gulfport, dedicating up to two spreads and related equipment for the performance of these services. Gulfport has agreed to pay Pressure Pumping a monthly service fee plus the associated costs of the services provided. Gulfport and Pressure Pumping have each agreed to maintain insurance at certain minimum thresholds. This agreement has a term of four years ending on December 31, 2021, and includes, among others, confidentiality and non-solicitation provisions. This agreement may be terminated in the event of a covenant breach by either party on 45 days written notice and a failure to cure. Pressure Pumping may also terminate in the event of payment default by Gulfport. Additionally, Gulfport can, without liability, countermand any work order given to us at any time before we begin such work. If the work had already begun, Gulfport could then still cancel the service at any time, being liable only for the value of the work performed prior to the cancellation. We can terminate the master service agreement by giving Gulfport written notice prior to receiving a notification from Gulfport to perform a specific service. For the year ended December 31, 2018, we recognized revenue from Gulfport of approximately $96.0 million and, as of December 31, 2018, Gulfport owed us approximately $8.2 million for such services.

In September 2014, effective October 1, 2014, Gulfport entered into a sand supply agreement, as amended on November 3, 2015 and August 6, 2018, with Muskie Proppant LLC, or Muskie Proppant. Pursuant to this agreement, Muskie Proppant has agreed to sell and deliver, and Gulfport has agreed to purchase, specified annual and monthly amounts of proppant sand, subject to certain exceptions specified in the agreement, and pay certain costs and expenses. Failure by either Muskie Proppant or Gulfport to deliver or accept the minimum monthly amount results in damages calculated per ton based on the difference between the monthly obligation amount and the amount actually delivered or accepted, as applicable. In addition, failure to pick up the sand on a timely basis from the designated facility will lead to demurrage charges payable by Gulfport. If Gulfport fails to make payments when due, or Muskie Proppant fails to deliver the required amounts of sand over three consecutive months, the other party can terminate the sand supply agreement. The sand supply agreement has a term ending on December 31, 2021 and includes, among others, confidentiality and non-solicitation provisions. For the year ended December 31, 2018, we recognized revenue from Gulfport of approximately $25.1 million and, as of December 31, 2018, Gulfport owed us approximately $1.2 million for such services.
Our wholly owned subsidiaries, Stingray Energy, Stingray Cementing and Panther Drilling Systems LLC, or Panther Drilling, provide services to Gulfport pursuant to master service agreements. These master service agreements may be terminated by us at any time prior to the receipt of notification by Gulfport to perform work pursuant to the agreements. Gulfport may terminate the master service agreements at any time by giving us written notice. The master service agreements do not obligate Gulfport to call upon us to perform any work under the master service agreements, and we are not obligated to accept any work requests from Gulfport. The designation of any work to be performed by us and the cessation of such work is at the sole discretion of Gulfport. For the year ended December 31, 2018, Stingray Energy recognized revenue of approximately $14.7 million for services performed for Gulfport and, as of December 31, 2018, Gulfport owed Stingray Energy $1.7 million for such services. For the year ended December 31, 2018, Stingray Cementing recognized revenue of approximately $5.9 million for services performed for Gulfport. For the year ended December 31, 2018, Panther Drilling recognized revenue of approximately $.1 million for services performed for Gulfport.
Our wholly owned subsidiary Panther Drilling provides directional drilling services for El Toro Resources LLC, or El Toro, an affiliate of Wexford, pursuant to a master service agreement dated February 22, 2013. For the year ended December 31, 2018 we recognized revenue of $0.9 million and, as of December 31, 2018, we were owed $0.1 million for such services.
Our wholly owned subsidiaries, Redback Coil Tubing, LLC and Redback Energy Services LLC, or Redback Energy provide rental services to El Toro pursuant to a master service agreement dated February 22, 2013. For the year ended December 31, 2018, we recognized revenue of $0.6 million and, as of December 31, 2018, there were no receivables outstanding.
Services and Products Our Affiliates Provide to Us
T&E Flow Services LLC, or T&E, provides products and services to our infrastructure businesses. Our Chief Executive Officer's son had a 25% ownership interest in T&E, which he sold in the third quarter of 2018. As a result, T&E is no longer a related party. Through September 30, 2018, we incurred total costs payable to T&E of $9.9 million. We owed no amounts to T&E as of December 31, 2018.
Everest Operations Management LLC, or Everest, a subsidiary of Wexford, has historically provided certain technical, administrative and payroll services to us, and we have reimbursed Everest in amounts determined by it based on estimates of the amount of employees’ time spent performing services for us. The reimbursement amounts were determined based upon underlying salary costs of employees performing company-related functions, payroll, revenue or headcount relative to other companies managed by Everest, or specifically identified invoices processed, depending on the nature of the cost. Additionally, from time to time, we pay for goods and services on behalf of Everest. For the year ended December 31, 2018, we incurred total costs under these arrangements of $0.1 million and, as of December 31, 2018, owed a nominal amount.
Wexford provides certain administrative and analytical services to us and, from time to time, we pay for goods and services on behalf of Wexford. For the year ended December 31, 2018, we incurred total costs under these arrangements of $1.0 million and, as of December 31, 2018, owed approximately $0.1 million.
Panther Drilling rents rotary steerable equipment in connection with its directional drilling services from Double Barrel Downhole Technologies LLC, an affiliate of Wexford. For the year ended December 31, 2018, we incurred total costs under these arrangements of $0.2 million and, as of December 31, 2018, owed approximately $0.2 million.
Mammoth and Stingray Energy rent office and equipment yard space from Caliber Investment Group LLC, or Caliber, an affiliate of Wexford. During the year ended December 31, 2018, we incurred costs related to these leases of $0.6 million and, as of December 31, 2018, owed a nominal amount.
A stepson of James Palm, one of our directors, has been employed by us as a sales representative since May 2017. For 2018, we paid him an aggregate of $0.2 million in salary and sales commissions for such services.

Proposal to Approve, on an Advisory Basis, the Company’s Executive Compensation

(Item 2 on the Proxy Card)

What am I voting on?

In accordance with Section 14A of the Exchange Act, our board of directors is providing our stockholders with a non-binding advisory vote on the Company’s executive compensation as reported in this proxy statement, or “say on pay” vote. The Company’s stockholders are being asked to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our board of directors or the compensation committee. While the vote on executive compensation is solely advisory in nature, our board of directors and the compensation committee will review and consider the “say on pay” voting results when making future decisions regarding our executive compensation program.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement, which discusses in detail the Company’s compensation policy and compensation arrangements which the Company believes are appropriate and reasonably consistent with market practice and with the long-term interests of the Company and its stockholders. In furtherance of the Company’s goals and objectives, the compensation committee, among other things, ensures that the Company’s executive compensation arrangements (i) align our executive’s interests with those of our stockholders, (ii) include long-term vesting provisions in the awards of restricted stock units to encourage retention of our executives and their continued focus on long-term performance, (iii) do not incentivize executives to take unnecessary risks and (iv) do not include excessive change in control provisions. The compensation committee further believes that our other compensation policies and practices, such as our policy prohibiting pledging or hedging of our stock by our executive officers and directors, as well as the lack of significant prerequisites and absence of pension or supplemental retirement benefits, aside from those afforded under our broad-based 401(k) plan, for our executive officers are consistent with prudent compensation philosophy and the interests of our stockholders.

What vote is required to approve this proposal?

This proposal requires the affirmative “FOR” vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Only votes “FOR” or “AGAINST” this proposal will be counted as votes cast and abstentions and broker non-votes will not be counted for voting purposes.

What does the board of directors recommend?

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 2.

Proposal to Approve, on an Advisory Basis, the Frequency of Advisory Stockholder Vote on the Company’s Executive Compensation

(Item 3 on the Proxy Card)

What am I voting on?

In accordance with Section 14A of the Exchange Act, our board of directors is also providing our stockholders with a non-binding advisory vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 4 should be held every year, every two years or every three years. While this vote is non-binding and solely advisory in nature, our board of directors and the compensation committee will carefully review and consider the voting results when determining the frequency of future advisory votes on executive compensation.

Our board of directors believes that a frequency of “every year” for the advisory vote on executive compensation is an appropriate interval for conducting and responding to a “say on pay” vote. An annual approach provides regular input by stockholders and allows the Company to evaluate the effects of such input on executive compensation on a consistent basis.

The enclosed proxy card gives stockholders four choices for voting on this item. Stockholders can choose whether the advisory vote on executive compensation should be conducted every year, every two years or every three years. Stockholders may also abstain from voting on this item. Stockholders are not voting to approve or disapprove the board of directors’ recommendation on this item.

What vote is required to approve this proposal?

With respect to this proposal, stockholders will be able to choose among four options, namely whether future stockholder votes to approve executive compensation should occur every year, every two years or every three years, or whether the stockholder abstains from voting. The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, in favor of one of the voting options contemplated by this proposal is required to approve, on an advisory basis, this proposal. If one of the voting options is not adopted by the required vote of the stockholders, our board of directors will evaluate the votes cast for each of the voting options and will deem the voting option receiving the greatest number of votes to be the voting option approved by the stockholders.

Only votes in favor of one of the voting options contemplated by this proposal will be counted as votes cast and abstentions and broker non-votes will not be counted for voting purposes.

What does the board of directors recommend?

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE OPTION OF “EVERY YEAR” FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

Proposal to Ratify the Appointment of Our Independent Auditors

(Item 4 on the Proxy Card)

What am I voting on?

You are voting on a proposal to ratify the appointment of Grant Thornton LLP as our independent auditors for fiscal year 2019. The Audit Committee has appointed Grant Thornton LLP to serve as independent auditors.

What services do the independent auditors provide?

Audit services of Grant Thornton LLP for fiscal 2018 included an audit of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, Grant Thornton LLP provided certain services related to the consolidated quarterly reports and annual and other periodic reports, registration statements and comfort letters and other services as described below.

How much were the independent auditors paid in 2018 and 2017?

Grant Thornton LLP’s fees for professional services totaled $1.6 million for 2018 and $1.4 million for 2017. Grant Thornton LLP’s fees for professional services included the following:

•	Audit Fees - aggregate fees for audit services, which relate to the fiscal year consolidated audit, quarterly reviews and statutory audits, were $1.5 million in 2018 and $1.1 million in 2017.

•	Audit-Related Fees - aggregate fees for audit-related services, which relate to registration statements and comfort letters, were $0.1 million in 2018 and $0.3 million in 2017.

•	Tax Fees- aggregate fees for tax services, consisting of tax return compliance, tax advice and tax planning, were zero in 2018 and 2017.

•	All Other Fees - aggregate fees for all other services, were zero in 2018 and 2017.

Does the Audit Committee approve the services provided by Grant Thornton LLP?

It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent auditor. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Grant Thornton LLP subsequent to our IPO in October 2016 and the formation of our audit committee were pre-approved by our audit committee.

Will a representative of Grant Thornton LLP be present at the meeting?

Yes, one or more representatives of Grant Thornton LLP will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

What vote is required to approve this proposal?

Stockholder ratification of the appointment of our independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of Grant Thornton LLP is not ratified, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in best interests of the Company and its stockholders.

Has Grant Thornton LLP always served as Mammoth’s independent auditors?

Grant Thornton LLP has served as our independent auditors since 2014.

What does the board of directors recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2019.

Solicitation by Board; Expenses of Solicitation

Our board of directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including the nomination of directors, at the 2020 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than December 26, 2019.

Stockholders who wish to propose a matter for action at the 2020 Annual Meeting, including the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our by-laws dealing with stockholder proposals. The notice must be delivered to our Corporate Secretary between February 5, 2020 and March 7, 2020. You can obtain a copy of our by-laws by writing the Corporate Secretary at the address below.

All written proposals should be directed to Corporate Secretary, Mammoth Energy Services, Inc., 14201 Caliber Drive Suite 300, Oklahoma City, Oklahoma, 73134.

The board of directors is responsible for selecting and recommending director candidates and will consider nominees recommended by stockholders. If you wish to have the board of directors consider a nominee for director, you must send a written notice to our Corporate Secretary at the address provided above and include the information required by our by-laws and discussed on page 8 of this proxy statement.

Availability of Form 10-K and Annual Report to Stockholders

SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Corporate Secretary, Mammoth Energy Services, Inc., 14201 Caliber Drive Suite 300, Oklahoma City, Oklahoma 73134 or via the Internet at www.mammothenergy.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces our mailing and printing expenses.

If you would like to receive your own set of the annual report and proxy statement this year or in future years, follow the instructions described below. Similarly, if you share an address with another Mammoth stockholder and together both of you would like to receive in the future only a single annual report and proxy statement, follow these instructions:

•
If your shares of our common stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling their toll-free number: (800) 962-4284 or by mail: Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.

•	If a broker or other nominee holds your shares, please contact your broker or nominee.

Other Matters

The board of directors does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

MAMMOTH ENERGY SERVICES INC.

VOTE

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2019 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommend a vote FOR each nominee listed in Proposal 1, FOR Proposals 2 and 4 and every ONE YEAR for Proposal 3.

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1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Marc McCarthy	☐	☐	02 - Arty Straehla	☐	☐	03 - Arthur Amron	☐	☐
04 - Paul Heerwagen	☐	☐	05 - James Palm	☐	☐	06 - Matthew Ross	☐	☐
07 - Arthur Smith	☐	☐						

	1 Year	2 Years	3 Years	Abstain
3. Approving, on an advisory basis, the frequency of holding an advisory vote on the compensation paid to the Company's named executive officers	☐	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

1 U P X

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031Z0O

2019 Annual Meeting Admission Ticket

2019 Annual Meeting of Mammoth Energy Services, Inc.

June 5, 2019, 10:00am CT
3117 NW 137th St
Oklahoma City, OK 73134

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The material is available at: www.envisionreports.com/TUSK

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Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/TUSK

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Mammoth Energy Services, Inc.

Notice of 2019 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 5, 2019

The undersigned hereby appoints Arty Straehla and Mark Layton (together, the "Proxies"), or any of them, each with the power of substitution, as proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Mammoth Energy Services, Inc. to be held on June 5, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each nominee to the Board of Directors listed in Proposal 1, FOR Proposals 2 and 4 and every ONE YEAR for Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address – Please print new address below.	**Comments** – Please print your comments below.